Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-217268) pertaining to the Ultra Petroleum Corp. 2017 Stock Incentive Plan, and

(2)	Registration Statement (Form S-1 No. 333-217481) pertaining to the registration of Common Stock issued pursuant to the Plan of Reorganization;

 of our reports dated February 28, 2018, with respect to the consolidated financial statements of Ultra Petroleum Corp. and subsidiaries (which report expresses an unqualified opinion) and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp. and subsidiaries included in this Annual Report (Form 10-K) of Ultra Petroleum Corp. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas

February 28, 2018